As filed with the Securities and Exchange Commission on May 17, 2024

Registration No. 333-204406

Registration No. 333-268127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

OHIO	34-0963169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio 44143

(Address of Principal Executive Offices) (Zip Code)

THE PROGRESSIVE CORPORATION 2015 EQUITY INCENTIVE PLAN

THE PROGRESSIVE CORPORATION 2024 EQUITY INCENTIVE PLAN

(Full title of the plan)

David M. Stringer, Secretary

The Progressive Corporation

6300 Wilson Mills Road

Mayfield Village, Ohio 44143

(Name and address of agent for service)

(440) 461-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Progressive Corporation (“Registrant”) previously filed Registration Statements on Form S-8 with the U.S. Securities and Exchange Commission (“Commission”) on (i) May 22, 2015 (File No. 333-204406), with respect to the offer and sale of 13,000,000 shares of the Registrant’s common shares, par value $1.00 per share (“Common Shares”), issuable under The Progressive Corporation 2015 Equity Incentive Plan (“2015 Plan”), and (ii) November 3, 2022 (File No.  333-268127), with respect to the offer and sale of an additional 3,978,537 Common Shares pursuant to the 2015 Plan (together, the “Registration Statements”).

On May 10, 2024 (“Effective Date”), the Registrant’s shareholders approved The Progressive Corporation 2024 Equity Incentive Plan (“2024 Plan”) at the 2024 Annual Meeting of Shareholders and, as a result, no further awards may be made under the 2015 Plan. The number of Common Shares authorized for issuance pursuant to the 2024 Plan is equal to: (i) 6,000,000 newly authorized shares (“Newly Authorized Shares”); plus (ii) the number of shares remaining available for the granting of awards under 2015 Plan as of the Effective Date minus 350,000 Common Shares (increased from 300,000 to 350,000 pursuant to the terms of the 2024 Plan by the Registrant’s Compensation and Talent Committee), which will remain in the 2015 Plan to satisfy dividend equivalent rights on awards outstanding under the 2015 Plan on such date and related to dividends and distributions to be paid after such date; plus (iii) any Common Shares that relate to awards granted under the 2015 Plan that are outstanding as of the Effective Date and that subsequent to that date are cancelled, expired, forfeited or otherwise not issued (to the extent of such cancellation, expiration, forfeiture or lack of issuance) (clauses (ii) and (iii) together, “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the 2024 Plan as a result of applying the formula described in (ii) and (iii) above will not exceed 4,185,100 Common Shares.

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and the Commission’s Securities Act of 1933, as amended (“Securities Act”) Forms Compliance and Disclosure Interpretation 126.43 to amend the Registration Statements to register the offer of the Rollover Shares under the 2024 Plan. The Registrant incorporates the contents of the Registration Statements herein by reference, except for any such content filed on November 3, 2022 (File No. 333-268127) relating to The Progressive Corporation Amended and Restated 2017 Directors Equity Incentive Plan, which content is not amended by this Post-Effective Amendment No. 1.

For the avoidance of doubt, the Registrant is not registering any additional Common Shares on this Post-Effective Amendment that were not previously registered on the Registration Statements or that were not previously approved by the Registrant’s shareholders as of the Effective Date. Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register the Newly Authorized Shares under the 2024 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed with Commission by the Registrant, are incorporated into this Post-Effective Amendment by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (Commission File No. 001-09518), filed with the Commission on February 26, 2024;

(b)	The Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-09518) for the quarterly period ended March 31, 2024, filed on May 6, 2024;

(c)	The Registrant’s Current Report on Form 8-K (Commission File No. 001-09518) filed with the Commission on May 14, 2024, only to the extent filed and not furnished; and

(d)

The description of the Registrant’s Common Shares, par value $1.00 per share, contained in Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (Commission File No. 001-09518), filed with the Commission on February 26, 2024, and any amendments and reports subsequently filed for the purposes of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold, or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

Ohio Revised Code.

Section 1701.13(E)(5)(a) of the Ohio Revised Code provides that, unless prohibited by specific reference in a corporation’s articles of incorporation or code of regulations (which prohibition is not contained in the Registrant’s Articles of Incorporation or Code of Regulations), a corporation shall pay a director’s expenses, including attorneys’ fees, as such expenses are incurred, in defending an action, suit or proceeding brought against a director in such capacity, whether such action, suit or proceeding is brought by a third party or by or in the right of the corporation, provided the director delivers to the corporation an undertaking to: (a) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation, and (b) reasonably cooperate with the corporation concerning the action, suit or proceeding.

Section 1701.13(E)(7) of the Ohio Revised Code provides that a corporation may purchase and maintain insurance or furnish similar protection for any director, officer or employee against any liability asserted against such person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person under Ohio law. Such insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Code of Regulations as Amended on May 7, 2021.

Article VI of the Registrant’s Code of Regulations provides for indemnification of any current or former director, officer or employee in certain instances, as permitted under Section 1701.13(E) of the Ohio Revised Code, against expenses, judgments, decrees, fines, penalties or amounts paid in settlement in connection with the defense of any past, pending or threatened action, suit or proceeding, criminal or civil, to which he or she was, is or may be a party by reason of his or her status as such director, officer or employee.

A current or former director, officer or employee is entitled to indemnification if he or she is successful on the merits or otherwise in the defense of any such action, suit or proceeding or if a determination is made pursuant to Article VI of our Code of Regulations: (1) by the directors of the Registrant acting at a meeting at which a quorum consisting of directors who neither were nor are parties to or threatened with any such action, suit or proceeding is present, or (2) by the shareholders of the Registrant at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Registrant on such proposal or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of the Registrant on such proposal, that such director, officer or employee: (a) was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his or her duty to the Registrant, (b) acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Registrant, and (c) in any matter which is the subject of a criminal action, suit or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The expenses of each director, officer or employee incurred in defending any such action, suit or proceeding, whether threatened or actual, may be paid by the Registrant as they are incurred in advance of the final disposition of such action, suit or proceeding, as authorized by Registrant’s Board of Directors in the specific case, upon receipt of an undertaking by the director, officer or employee to repay such expenses unless it is ultimately determined that he or she is entitled to be indemnified by the Registrant.

Directors’ and Officers’ Insurance Policies.

The Registrant maintains directors’ and officers’ liability insurance used most under policies issued by unaffiliated insurance companies. The risks covered by such policies include certain liabilities under the securities laws.

Indemnification Agreements.

The Registrant has entered into indemnification agreements with its directors and officers that offer substantially the same scope of coverage afforded by Ohio law. Each indemnification agreement provides, among other things, that the Registrant will, subject to the agreement terms, indemnify a director or officer, as applicable, if, by reason of the individual’s status as a director or officer, the person incurs expenses, judgments, decrees, fines, penalties or amounts paid in settlement in connection with the defense of any past, pending or threatened action, suit or proceeding, criminal or civil. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director or officer, as applicable, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit List that immediately precedes such exhibits and is herein incorporated by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	If Incorporated by Reference, Documents with Which Exhibit was Previously Filed with SEC

4.1	Amended Articles of Incorporation of The Progressive Corporation (as amended March 13, 2018)	Quarterly Report on Form 10-Q (filed on May 1, 2019; Exhibit 3.1 therein)

4.2	Code of Regulations of The Progressive Corporation (as amended May 7, 2021)	Quarterly Report on Form 10-Q (filed on August 3, 2021; Exhibit 3.1 therein)

4.3	The Progressive Corporation 2024 Equity Incentive Plan	Current Report on Form 8-K (filed on May 14, 2024; Exhibit 10 therein)

4.4	The Progressive Corporation 2015 Equity Incentive Plan	Current Report on Form 8-K (filed on February 4, 2015; Exhibit 10.1 therein)

5.1	Opinion of Baker & Hostetler LLP	Filed herewith

23.1	Consent of Baker & Hostetler LLP	Included in Exhibit 5.1

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith

24.1	Powers of Attorney	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Village, State of Ohio, on May 17, 2024.

THE PROGRESSIVE CORPORATION

By:	/s/ David M. Stringer
David M. Stringer, Vice President, Chief Legal Officer, and Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Susan Patricia Griffith Susan Patricia Griffith	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 17, 2024

/s/ John P. Sauerland John P. Sauerland	Vice President and Chief Financial Officer (Principal Financial Officer)	May 17, 2024

/s/ Mariann Wojtkun Marshall Mariann Wojtkun Marshall	Vice President, Chief Accounting Officer, and Assistant Secretary (Principal Accounting Officer)	May 17, 2024

* Lawton W. Fitt	Chairperson of the Board	May 17, 2024

* Danelle M. Barrett	Director	May 17, 2024

* Philip Bleser	Director	May 17, 2024

* Stuart B. Burgdoerfer	Director	May 17, 2024

* Pamela J. Craig	Director	May 17, 2024

* Charles A. Davis	Director	May 17, 2024

* Roger N. Farah	Director	May 17, 2024

* Devin C. Johnson	Director	May 17, 2024

* Jeffrey D. Kelly	Director	May 17, 2024

* Barbara R. Snyder	Director	May 17, 2024

* Kahina Van Dyke	Director	May 17, 2024

*

David M. Stringer, by signing his name hereto, does sign this Post-Effective Amendment No. 1 to Registration Statement on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons filed as an Exhibit to the Post-Effective Amendment No. 1 to Registration Statement.

By:	/s/ David M. Stringer	Date: May 17, 2024
David M. Stringer
Attorney-in-Fact